Exhibit 99.1

TREE.COM REPORTS Q408 RESULTS

CHARLOTTE, N.C., February 5, 2009 — Tree.com, Inc. (NASDAQ: TREE) today announced financial results for its fourth quarter ended December 31, 2008. Q408 Adjusted EBITDA was ($0.8) million, which was a $7.4 million increase quarter-over-quarter and a $13.8 million increase year-over-year.

Doug Lebda, Chairman and CEO of Tree.com, said, “While we are certainly pleased with the results for the quarter, we were benefitted by a confluence of several positive events that are not continuing in 2009. In Q4, our refinance volume was extremely high and we cut our marketing expense to balance lead flow to lenders. In 2009, volumes are still strong, but lenders are now significantly reducing their marketing spend with us. Thus, we do not anticipate sustained profitability until our strategy of revenue diversification and organic traffic begins to pay off.”

Summary Financial Results

$s in millions (Except per share amounts)

			Q/Q		Y/Y
	Q4 2008	Q3 2008	% Change	Q4 2007	% Change
Revenue	$48.1	$50.3	(4)%	$50.8	(5)%

EBITDA	$(2.0)	$(10.7)	82%	$(26.5)	93%
Adjusted EBITDA	$(0.8)	$(8.3)	90%	$(14.7)	94%

Net Loss	$(7.0)	$(22.6)	69%	$(531.5)	99%

Net Loss Per Share	$(0.75)	$(2.41)	69%	$(56.98)	99%

Information Regarding Q4 Results

•                  Q408 revenue decreased 4% from Q308 and 5% from Q407.  The decrease in revenue is primarily driven by the Real Estate Business, which continues to be negatively impacted by the current credit and housing market conditions. The Lending Business was positively impacted by the decrease in mortgage rates towards the end of  Q408, which was offset by the continued narrow supply of loan products available and tightened lending standards within the marketplace.

•                  Q408 results reflect $1.1 million of restructuring charges.  Q308 and Q407 results were also negatively impacted by $2.4 million and $11.9 million of restructuring charges, respectively.

•                  Exclusive of these restructuring items, Q408 Adjusted EBITDA increased $7.4 million quarter-over-quarter and $13.8 million year-over-year. This was primarily driven by an increase in revenue from the origination and sale of loans, as well as reduced marketing spend, both driven by the decreases in mortgage rates, which significantly increased consumer demand. Exclusive of non-cash compensation expense, selling and marketing expense, as a percentage of total revenue, decreased to 39% in Q408 compared to 50% in Q308 and 60% in Q407.

Tree.com CFO Matt Packey added, “Both the mortgage and real estate markets continue to be extremely volatile, which have impacted our businesses both positively and negatively.  This low rate, high volume environment has allowed us to significantly cut costs but we have also experienced capacity issues with our lending exchange as lenders work to balance their staffing levels against these short term volume spikes, which was also complicated by the holiday season.”

Business Unit Discussion

LENDING SEGMENT

Lending Segment Results

$s in millions

			Q/Q		Y/Y
	Q4 2008	Q3 2008	% Change	Q4 2007	% Change
Revenue - Lending
Origination and Sale of Loans	$20.2	$17.9	13%	$13.8	47%
Match Fees	11.8	12.1	(2)%	15.5	(24)%
Closed Loan Fees	6.5	8.2	(21)%	11.0	(41)%
Other	2.1	2.3	(9)%	1.1	82%
Total Revenue - Lending	$40.6	$40.5	0%	$41.4	(2)%

Cost of Revenue *	$8.9	$9.5	6%	$8.4	(7)%

Operating Expenses - Lending*
Selling and Marketing Expense *	17.6	23.8	26%	28.0	37%
General and Administrative Expense *	11.5	12.4	8%	14.3	20%
Product Development *	0.9	1.3	33%	2.0	58%
Restructuring Expense	1.2	2.4	50%	11.2	89%
Total Operating Expenses - Lending*	$31.2	$39.9	22%	$55.5	44%

EBITDA - Lending	$0.5	$(8.9)	106%	$(22.5)	102%

Adjusted EBITDA - Lending	$1.7	$(6.5)	126%	$(11.3)	115%

Metrics - Lending
Transmitted loan requests (000s)	410.3	476.3	(14)%	535.3	(23)%
Closing - units (000s)	18.1	23.5	(23)%	32.3	(44)%
Closing - units (dollars)	$2,830.0	$3,358.5	(16)%	$4,134.3	(32)%

* Does not include non-cash compensation expense

Lending

Lending revenue in Q408 was relatively flat compared to Q308 and decreased 2% compared to the same period in 2007.  Revenue from origination and sale of loans increased 13% quarter-over-quarter and 47% year-over-year. The quarter-over-quarter increase in revenue from the origination and sale of loans is related to mortgage rates decreasing in the latter part of Q408. The year-over-year increase in revenue from origination and sale of loans is principally related to Q407 revenue from origination and sale of loans including $9.5 million of net loan origination costs as a reduction of revenue under a previously applied accounting standard. In 2008, the new Fair Value accounting standards no longer require the netting of these costs against revenue. Additionally, Q407 revenue was reduced by $8.2 million more in loan loss reserves than in Q408. Despite the positive trends in mortgage rates in latter part of Q408, match fees and closed loan fees decreased quarter-over-quarter, which was mainly related to capacity constraints with the existing exchange lenders. Match fees and closed loan fees also decreased year-over-year, reflecting the impact of a narrowed supply of loan products available and tightened lending standards within the marketplace.

Adjusting for the restructuring expense and exclusive of non-cash compensation, operating expenses declined $7.5 million quarter-over-quarter and $14.4 million year-over-year.   These decreases were primarily driven by reductions in  marketing spend as a result of the consumer demand driven by the favorable mortgage rate trends that were experienced in late Q408.    Overall selling and marketing expense, as a percentage of revenue, decreased to 43% compared to 59% in Q308 and 68% in Q407. Our restructuring efforts helped reduce our general and administrative expenses sufficiently to keep these costs in line with the revenue declines.

REAL ESTATE SEGMENT

Real Estate Segment Results

$s in millions

			Q/Q		Y/Y
	Q4 2008	Q3 2008	% Change	Q4 2007	% Change
Revenue - Real Estate	$7.5	$9.8	(23)%	$9.4	(19)%

Cost of Revenue *	$4.5	$5.7	21%	$5.1	11%

Operating Expenses - Real Estate*
Selling and Marketing Expense *	$1.1	$1.5	27%	$2.5	56%
General and Administrative Expense *	4.0	3.8	(5)%	4.2	5%
Product Development *	0.5	0.5	5%	1.0	51%
Restructuring Expense	(0.1)	(0.0)	106%	0.6	110%
Total Operating Expenses - Real Estate*	$5.5	$5.8	5%	$8.3	34%

EBITDA - Real Estate	$(2.5)	$(1.7)	(45)%	$(4.0)	38%

Adjusted EBITDA - Real Estate	$(2.5)	$(1.7)	(46)%	$(3.4)	24%

Metrics - Real Estate
Closing - units (000s)	1.6	2.1	(21)%	1.9	(16)%
Closing - units (dollars)	$395.1	$516.1	(23)%	$483.4	(18)%

* Does not include non-cash compensation expense

Real Estate

Q408 Real Estate revenue decreased $2.3 million or 23% from Q308 and $1.9 million or 19% from Q407. Revenue in our company-owned real estate brokerage, RealEstate.com, REALTORS®,   decreased $1.3 million quarter-over-quarter and increased $1.1 million year-over-year.  The decrease quarter-over-quarter was primarily driven by the macro credit and housing market conditions and seasonality. These circumstances contributed to closings being down 16% quarter-over-quarter, as well as lower average home prices.  The year-over-year increase in RealEstate.com, REALTORS® was driven by growth into new markets and the addition of new agents, which increased closings by 55% year-over-year.  RealEstate.com, REALTORS®   now operates in 20 markets with approximately 1,200 agents compared to 15 markets and over 800 agents at the end of Q407. The year-over-year improvement was more than offset by declines in our builder and broker referral networks, which experienced significant decreases in closings year-over-year due to persistent negative market conditions, as well as a decrease due to the agent referral business, which ceased operations in December 2007.

Exclusive of restructuring expense, operating expenses improved $0.3 million quarter-over-quarter and $2.1 million year-over-year, reflecting continued progress in marketing efficiency driven by innovation on the RealEstate.com Web site, as well as prior cost cutting initiatives. Real Estate Adjusted EBITDA decreased $0.7 million from Q308 and increased $0.9 million from Q407.  The decrease quarter-over-quarter is primarily attributable to Q4 seasonality and continued negative macro trends in the real estate market.

Liquidity and Capital Resources

As of December 31, 2008, Tree.com had $88.8 million in cash and restricted cash compared to $98.2 million as of September 30, 2008.  There were several key drivers of the decrease. The first is related to the Q408 payment of $3.4 million in settlement of previously disclosed employment litigation. The second is related operational timing differences.  In Q408, as a result of the decline in interest rates and an increase in consumer volume, we originated more new loans than we sold, increasing loans held for sale and our warehouse payable by a combined net $2.5million for the period. To a lesser extent a third factor was related to capital expenditures for the quarter and other changes in working capital.

The loans held for sale and warehouse lines of credit balances as of December 31, 2008 were $87.8 million and $76.2 million, respectively. During Q408, LendingTree Loans extended one of its $50 million warehouse lines through December 29, 2009.  In early Q109, LendingTree Loans extended the other $50 million warehouse line through February 23, 2009. The parties continue to work on a one year extension of this facility.

Conference Call

Tree.com will audiocast its conference call with investors and analysts discussing the Company’s fourth quarter financial results on Thursday, February 5, 2009 at 11:00 a.m. Eastern Time (ET). This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of Tree.com’s business. The live audiocast is open to the public at http://investor-relations.tree.com/.

QUARTERLY FINANCIALS

TREE.COM, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(unaudited)		(audited)
	(In thousands, except per share amounts)
Revenue
Lending:
Origination and sale of loans	$20,229	$13,766	$88,968	$130,151
Other lending	20,360	27,643	103,677	164,475
Total Lending	40,589	41,409	192,645	294,626
Real Estate	7,549	9,378	35,927	51,752
Total revenue	48,138	50,787	228,572	346,378
Cost of revenue
Lending	8,955	8,349	43,051	47,264
Real Estate	4,519	5,048	21,342	25,850
Total cost of revenue (exclusive of depreciation shown separately below)	13,474	13,397	64,393	73,114
Gross margin	34,664	37,390	164,179	273,264
Operating expenses
Selling and marketing expense	18,781	30,527	109,253	187,612
General and administrative expense	16,557	18,518	75,205	99,244
Product development	1,356	2,981	6,687	14,991
Proceeds from a litigation settlement	—	—	—	(15,000)
Restructuring expense	1,147	11,868	5,704	22,867
Amortization and impairment of intangibles	1,451	20,189	44,361	34,469
Depreciation	1,705	2,208	7,042	10,058
Goodwill impairment	—	459,463	130,957	459,463
Total operating expenses	40,997	545,754	379,209	813,704
Operating loss	(6,333)	(508,364)	(215,030)	(540,440)
Other income (expense)
Interest income	121	526	134	1,171
Interest expense	(153)	(229)	(650)	(986)
Other income (expense)	—	—	(4)	14
Total other income (expense), net	(32)	297	(520)	199
Loss before income taxes	(6,365)	(508,067)	(215,550)	(540,241)
Income tax (provision) benefit	(641)	(23,427)	13,274	(10,161)
Net loss	$(7,006)	$(531,494)	$(202,276)	$(550,402)
Net loss per share available to common shareholders
Basic	$(0.75)	$(56.98)	$(21.59)	$(59.00)
Diluted	$(0.75)	$(56.98)	$(21.59)	$(59.00)

Weighted Average Common Shares (a)	9,369	9,328	9,368	9,328

(a)          The weighted average common shares for the three months ended and the year ended December 31, 2007 are equal to the number of shares outstanding immediately following the spin off from IAC.

TREE.COM, INC.

CONSOLIDATED BALANCE SHEETS

	December 31, 2008	December 31, 2007
	(In thousands)
ASSETS:
Cash and cash equivalents	$73,643	$45,940
Restricted cash and cash equivalents	15,204	14,953
Accounts receivable, net of allowance of $367 and $322, respectively	7,234	12,433
Loans held for sale ($85,638 measured at fair value in 2008)	87,835	86,754
Deferred income taxes	—	6,420
Prepaid and other current assets	8,960	6,011
Total current assets	192,876	172,511
Property and equipment, net	17,057	21,466
Goodwill	9,285	140,892
Intangible assets, net	64,663	108,440
Other non-current assets	202	278
Total assets	$284,083	$443,587
LIABILITIES:
Warehouse lines of credit	$76,186	$79,426
Notes payable	—	20,196
Accounts payable, trade	3,541	3,335
Deferred revenue	1,231	1,435
Income taxes payable	—	993
Accrued expenses and other current liabilities	37,146	83,613
Total current liabilities	118,104	188,998
Income taxes payable	862	730
Other long-term liabilities	9,016	2,529
Deferred income taxes	17,973	36,706
Total liabilities	145,955	228,963
Commitments and contingencies

SHAREHOLDERS’ EQUITY:
Preferred stock $.01 par value; authorized 5,000,000 shares; none issued or outstanding	—	—
Common stock $.01 par value; authorized 50,000,000 shares; issued and outstanding 9,369,381 and -0- shares, respectively	94	—
Invested capital	—	751,923
Additional paid-in capital	894,577	—
Payables to IAC and subsidiaries	—	20,067
Accumulated deficit	(756,543)	(557,366)
Total shareholders’ equity	138,128	214,624
Total liabilities and shareholders’ equity	$284,083	$443,587

TREE.COM, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2008	2007
	(In thousands)
Cash flows from operating activities:
Net loss	$(202,276)	$(550,402)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Amortization and impairment of intangibles	44,361	34,469
Depreciation	7,042	10,058
Goodwill impairment	130,957	459,463
Non-cash compensation expense	11,237	2,925
Non-cash restructuring expense	1,260	8,403
Deferred income taxes	(13,274)	2,764
Gain on origination and sale of loans held for sale	(88,968)	(130,151)
Loss on impaired loans not sold	361	322
Loss on sale of real estate acquired in satisfaction of loans	218	210
Bad debt expense	597	1,925
Non-cash interest expense	76	903
Changes in current assets and liabilities:
Accounts receivable	4,605	9,364
Origination of loans held for sale	(2,206,065)	(5,812,047)
Proceeds from sales of loans held for sale	2,291,022	6,218,684
Principal payments received on loans held for sale	911	3,723
Payments to investors for loan repurchases and early payoff obligations	(4,568)	(11,384)
Prepaid and other current assets	3,775	7,461
Accounts payable and other current liabilities	(23,329)	(20,780)
Income taxes payable	329	(702)
Deferred revenue	(519)	(1,784)
Other, net	328	(439)
Net cash (used in) provided by operating activities	(41,920)	232,985
Cash flows from investing activities:
Contingent consideration paid to former shareholders of Home Loan Center and iNest	(14,487)	(1,559)
Capital expenditures	(4,131)	(9,421)
Other, net	(143)	33
Net cash used in investing activities	(18,761)	(10,947)
Cash flows from financing activities:
Borrowing under warehouse lines of credit	1,993,938	5,651,803
Repayments of warehouse lines of credit	(1,997,179)	(5,910,849)
Principal payments on long-term obligations	(20,045)	(11,654)
Transfers to IAC	—	(7,083)
Capital contributions from IAC	111,517	—
Issuance of common stock, net of withholding taxes	11	—
Excess tax benefits from stock-based awards	393	1,673
(Increase) decrease in restricted cash	(251)	514
Net cash provided by (used in) financing activities	88,384	(275,596)
Net increase (decrease) in cash and cash equivalents	27,703	(53,558)
Cash and cash equivalents at beginning of period	45,940	99,498
Cash and cash equivalents at end of period	$73,643	$45,940

TREE’S RECONCILIATION OF SEGMENT RESULTS TO GAAP ($S in thousands):

	For the Three Months Ended December 31, 2008:
				Non-Cash
	Adjusted EBITDA	Restructuring Expense	EBITDA	Compensation Expense	Goodwill Impairment	Amortization of Intangibles	Depreciation Expense	Operating Loss
Lending	$1,715	$(1,206)	$509	$(775)	$—	$(388)	$(1,246)	$(1,900)

Real Estate	(2,531)	59	(2,472)	(439)	—	(1,062)	(460)	(4,433)

Total	$(816)	$(1,147)	$(1,963)	$(1,214)	$—	$(1,450)	$(1,706)	(6,333)
Other expense, net								(32)
Loss before income taxes								(6,365)
Income tax provision								(641)
Net loss								$(7,006)

	For the Three Months Ended September 30, 2008:
				Non-Cash
	Adjusted EBITDA	Restructuring Expense	EBITDA	Compensation Expense	Goodwill Impairment	Amortization of Intangibles	Depreciation Expense	Operating Loss
Lending	$(6,516)	$(2,422)	$(8,938)	$(5,090)	$—	$(1,116)	$(1,336)	$(16,480)

Real Estate	(1,745)	28	(1,717)	(2,715)	—	(1,088)	(455)	(5,975)

Total	$(8,261)	$(2,394)	$(10,655)	$(7,805)	$—	$(2,204)	$(1,791)	(22,455)
Other expense, net								(169)
Loss before income taxes								(22,624)
Income tax benefit								73
Net loss								$(22,551)

	For the Three Months Ended December 31, 2007:
						Amortization
				Non-Cash		and
	Adjusted EBITDA	Restructuring Expense	EBITDA	Compensation Expense	Goodwill Impairment	Impairment of Intangibles	Depreciation Expense	Operating Loss
Lending	$(11,297)	$(11,248)	$(22,545)	$6	$(459,463)	$(19,054)	$(1,947)	$(503,003)

Real Estate	(3,365)	(620)	(3,985)	21	—	(1,136)	(261)	(5,361)

Total	$(14,662)	$(11,868)	$(26,530)	$27	$(459,463)	$(20,190)	$(2,208)	(508,364)
Other income, net								297
Loss before income taxes								(508,067)
Income tax provision								(23,427)
Net loss								$(531,494)

Definition of Tree.com’s Non-GAAP Measures

EBITDA is defined as operating income excluding, if applicable: (1) depreciation expense, (2) non-cash compensation expense, (3) amortization and impairment of intangibles, (4) goodwill impairment, (5) pro forma adjustments for significant acquisitions, and (6) one-time items. Tree.com believes this measure is useful to investors because it represents the operating results from Tree.com, but excludes the effects of these non-cash expenses. EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation, and acquisition-related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Adjusted EBITDA is defined as EBITDA, which is defined above, excluding (1) restructuring expenses and (2)  proceeds from litigation settlements. Tree.com believes this measure is useful to investors because it represents the operating results from Tree.com, but excludes the effects of the expenses. Adjusted EBITDA has certain limitations in that it does not take into account the impact to Tree.com’s statement of operations of certain expenses, including depreciation, non-cash compensation, and acquisition-related accounting. Tree.com endeavors to compensate for the limitations of the non-GAAP measure presented by also providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure.

Pro Forma Results

Tree.com will only present EBITDA on a pro forma basis if it views a particular transaction as significant in size or transformational in nature. For the periods presented, there are no transactions that Tree.com has included on a pro forma basis.

One-Time Items

EBITDA is presented before one-time items, if applicable. These items are truly one-time in nature and non-recurring, infrequent or unusual, and have not occurred in the past two years or are not expected to recur in the next two years, in accordance with SEC rules. For the periods presented, there are no one-time items.

Non-Cash Expenses That Are Excluded From Tree.com’s Non-GAAP Measures

Non-cash compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of restricted stock units and stock options. These expenses are not paid in cash, and Tree.com will include the related shares in its future calculations of fully diluted shares outstanding. Upon vesting of restricted stock units and the exercise of certain stock options, the awards will be settled, at Tree.com’s discretion, on a net basis, with Tree.com remitting the required tax withholding amount from its current funds.

Amortization of intangibles is a non-cash expense relating primarily to acquisitions. At the time of an acquisition, the intangible assets of the acquired company, such as purchase agreements, technology and customer relationships, are valued and amortized over their estimated lives. Tree.com believes that since intangibles represent costs incurred by the acquired company to build value prior to acquisition, they were part of transaction costs.

Reconciliation of EBITDA

For a reconciliation of EBITDA to operating loss for Tree.com’s operating segments and to net loss in total for the three months ended December 31, 2008, September 30, 2008 and December 31, 2007 see table above.

Interest Rate Risk

Tree.com’s exposure to market rate risk for changes in interest rates relates primarily to its interest rate lock commitments, loans held for sale, and LendingTree Loans’ lines of credit.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Certain matters included in the discussion above may be considered to be “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Those statements include statements regarding the intent, belief or current expectations of the Company and members of our management team. Such forward-looking statements include, without limitation, statements made with respect to future revenue, revenue growth, new products, market acceptance of our products and services, expense reduction, and profitability. Investors and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include the following:  our ability to operate effectively as a separate public entity following our spin-off from IAC in August 2008; additional costs associated with operating as an independent company; volatility in our stock price and trading volume; our ability to obtain financing on acceptable terms; limitations on our ability to enter into transactions due to spin-related restrictions; adverse conditions in the primary and secondary mortgage markets and in the economy; adverse conditions in the financial markets; fluctuating home prices and interest rates; adverse conditions in the credit markets; seasonality in our businesses; potential liabilities to secondary market purchasers; changes in our relationships with network lenders, real estate professionals, credit providers and secondary market purchasers; breaches of our network security or the misappropriation or misuse of personal consumer information; our failure to provide competitive service; our failure to maintain brand recognition; our ability to attract and retain customers in a cost-effective manner; our ability to develop new products and services and enhance existing ones; competition from our network lenders and affiliated real estate professionals; our failure to comply with existing or changing laws, rules or regulations, or to obtain and maintain required licenses; failure of our network lenders or other affiliated parties to comply with regulatory requirements; failure to maintain the integrity of our systems and infrastructure; liabilities as a result of privacy regulations; failure to adequately protect our intellectual property rights or allegations of infringement of intellectual property rights; changes in our management; and deficiencies in our disclosure controls and procedures and internal control over financial reporting. These and additional factors to be considered are set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended September 30, 2008, and in our other filings with the Securities and Exchange Commission. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results or expectations.

About Tree.com, Inc.

Tree.com, Inc. (NASDAQ: TREE) is the parent of several brands and businesses in the financial services and real estate industries including LendingTree®, LendingTree Loans sm, GetSmart®, Home Loan Center, RealEstate.com, iNest®, and RealEstate.com, REALTORS®.  Together, they serve as an ally for consumers who are looking to comparison shop loans, real estate and other financial products from multiple businesses and professionals who compete for their business.

Tree.com, Inc. is headquartered in Charlotte, N.C. and maintains operations solely in the United States. For more information, please visit www.tree.com.

Lending Segment

Lending consists of online networks (principally LendingTree.com and GetSmart.com) and call centers that connect consumers and financial providers in the lending industry. Tree.com also originates, processes, approves and funds various residential real estate loans through Home Loan Center (“HLC”), which does business as LendingTree Loans in certain jurisdictions. The HLC and LendingTree Loans brand names are collectively referred to in these consolidated financial statements as “LendingTree Loans.”

Real Estate Segment

Real Estate consists of a proprietary full service real estate brokerage (RealEstate.com, REALTORS®) that operates in 20 U.S. markets, as well as an online network accessed at www.RealEstate.com, that connects consumers with real estate brokerages around the country and iNest.com, an online network that matches buyers and builders of new homes.

REALTOR® — A registered collective membership mark that identifies a real estate professional who is a member of the National Association of REALTORS® and subscribes to its strict Code of Ethics.